Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-268733 on Form S-3 and in Registration Statements, Nos. 333-237662, 333-230693, 333-224086, 333-217254, 333-210717, 333-205719, 333-255093, and 333-264217 on Form S-8 of our report dated April 7, 2021 (April 8, 2022 as to the effects of the restatement to the consolidated financial statements for the year ended January 31, 2021), relating to the consolidated financial statements of Ooma, Inc. and its subsidiaries appearing in this Annual Report on Form 10-K for the year ended January 31, 2023.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

April 7, 2023